                                                                       EXHIBIT 1

NEWS RELEASE                                                [PICTURETEL GRAPHIC]

Contact:
Betsy Parkins/Nicole Burdette
O'Keeffe & Company, Inc.
610-325-2099/610-325-6550
bparkins@okeeffeco.com/nburdette@okeeffeco.com


PICTURETEL PROVIDES VISIBILITY INTO Q4 2000 RESULTS


     ANDOVER, MASS., January 8, 2001 - PictureTel Corporation (NASDAQ: PCTL), the world leader in integrated collaboration, said today it expects revenue in the range of $50 million to $55 million for the quarter ended December 31, 2000. These numbers may be subject to adjustments for revenue recognition due to SAB 101 and other matters. Operating losses are expected to approximate those incurred in the third quarter for fiscal 2000. The reduced revenue is mainly due to two factors, the sale of MultiLink during the quarter as well as the slowing economy. While the revenue is less than Q3, 2000, it is up from Q2 2000, after accounting for the reduced revenue from the sale of MultiLink.


     The Company underlined strong and growing marketplace acceptance of its new PictureTel 900 Series(TM) integrated collaboration solution, and its continued restructuring efforts into Q1 of 2001.

     "At the highest level, the management team is focused on concentrating PictureTel's efforts in our area of core competency - developing the best integrated collaboration end-points bar none," states Lew Jaffe, President and Chief Operating Officer, PictureTel. "Our divestment initiatives have clearly demonstrated our commitment to the indirect, go-to-market strategy."

     "We achieved significant market traction for our new PictureTel 900 Series, iPower(TM) integrated collaboration solutions, based on technologies co-developed with Intel Corporation. In Q4, sales of the new PictureTel 900 Series were greater than sales of our legacy products - testament to the power of the new technology and confirmation that we are on the right track. Our sales pipeline has grown very significantly in the past nine months. We anticipate realizing increased momentum from iPower solutions as the PictureTel 900 Series gains greater market acceptance from corporate end users and key channel partners. Further, we are aggressively moving to deliver a host of solutions as we continue to develop iPower."

     As part of the continued restructuring effort, PictureTel announced the appointment of Dalton Edgecomb to the position of Chief Financial Office (CFO). Edgecomb succeeds Ralph Takala of Altman & Company, who was installed as interim CFO, June 14, 2000. Mr. Takala will remain with the company on a consulting basis. As part of its restructuring efforts, PictureTel will review global workforce reductions and drive to realize further operational/facilities economies. Edgecomb brings more than 15 years' financial management and restructuring experience, including positions with Arthur Andersen, Chase Manhattan Bank, and most recently, with restructuring firm Zolfo Cooper, LLC.


     PictureTel underlined that it anticipates that all new product development cycles and releases will be unaffected by these cost-cutting measures. The Company will also continue investments in its sales and marketing efforts.

     "We engineered the birth of a remarkable new product in 2000," states Norman Gaut, Chairman and Chief Executive Officer, PictureTel. "A closer look at our sales numbers reveals that we are successfully introducing iPower and the PictureTel 900 Series to the marketplace - our top priority across the company."

     A conference call to discuss these preliminary earnings, the hiring of Dalton Edgecomb, ongoing restructuring and other items will begin at 11:00 am EST, Thursday, January 18, 2001. Interested parties can connect to the conference call by dialing 913-981-5533 , there is no pass code needed. Space on the call is limited and it is advisable that you dial in 5 to 10 minutes prior to the scheduled start time. An audio replay of the call will be available from 2:00 pm EST on January 18, 2001 until 8:00 pm EST on January 23, 2001. The replay number is 719-457-0820 and the confirmation code is 664203.


ABOUT PICTURETEL
     PictureTel Corporation (Nasdaq: PCTL) is the world leader in developing, manufacturing and marketing a full range of integrated visual- and audio-collaboration and streaming-video solutions. The Company's systems meet customers' collaboration needs from the desktop to the boardroom. PictureTel also markets network conferencing servers and a comprehensive portfolio of enterprise-wide services. Additional PictureTel information is available at www.picturetel.com. PictureTel collaboration products and services eliminate the barrier of distance, enabling people to be Anywhere Now(TM).


This release includes projections and other forward-looking statements about the Company's revenues, earnings, and other measures of economic performance. Actual results could differ materially from forecasts due to many factors such as, for example, competitive pressures, changes in technology and the difficulty of forecasting in overseas markets and indirect channels. Additional information concerning risks that could cause actual results to differ is contained in the Company's annual report on Form 10K as filed with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                       ###

     PictureTel is a registered trademark of PictureTel Corporation. PictureTel 900 Series, iPower, and Anywhere Now are trademarks of PictureTel Corporation. All other terms and products names may be trademark or registered trademarks of their respective owners.

                                      -6-